UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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FERMI INC.

(Name of Registrant as Specified in Its Charter)

VICKSBURG INVESTMENTS MANAGEMENT LLC

TOBY R. NEUGEBAUER

MELISSA A. NEUGEBAUER 2020 TRUST

DAVID A. DAGLIO

CHARLES M. ELSON

SHEILA HOODA

JOHN T. JIMENEZ

JUAN A. PUJADAS

JANET YANG

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 19, 2026, Toby R. Neugebauer, together with the other participants named herein, issued a press release:

“Fermi’s Owners Must Decide!” Toby Neugebauer Issues Open Letter to Fellow Shareholders Regarding Upcoming Shareholder Meeting

Affirms commitment to convening a meeting to deliver new Board majority and defeat unprecedented entrenchment

Confirms pause on solicitation for May 29 special meeting in face of deep uncertainty caused by unelected directors suppressing shareholder votes

Reiterates belief that Fermi’s current cost of capital requires a dual-path process that must include a full-market-value sale or strategic partnership in order to maximize shareholder value

DALLAS, May 19, 2026 /PRNewswire/ -- Toby Neugebauer, co-founder and largest shareholder of Fermi Inc. (“Fermi” or the “Company”), today issued the following letter to the owners of the Company regarding his commitment to ensure shareholders decide the future of Fermi at a special meeting of shareholders held in the near-term. Given the Company’s multiple legal tactics to suppress shareholder votes, Mr. Neugebauer announced that he plans to pause his solicitation of shareholders at the Special Meeting of Shareholders that he called for May 29, 2026, and will instead proceed with his solicitation to call a Special Meeting of Shareholders that he intends to hold on or around June 30, 2026.

Fellow shareholders:

On May 15, Nicholas Amicucci, a well-respected analyst at Evercore, wrote: “Fermi has created a self-inflicted trust deficit at the precise moment when tenants, lenders, TTUS [Texas Tech University System] and public equity investors need greater confidence in governance, decision rights, and execution.”

I couldn’t agree more. Fermi is at a massive inflection point. Project Matador is a world-class asset, but our share price is completely disconnected from the value my team and I built. I believe the clearest path to maximizing value for all shareholders is a full-market value sale or strategic partnership, which the Company has publicly refused to entertain.

I believe in a simple principle: the voters must decide. At a public company like Fermi, that means the shareholders decide. We the shareholders are the true owners of this Company. We are the ones who will reap the rewards from a value-maximizing sale.

We need the opportunity to determine the future of Fermi ourselves, rather than having major decisions dictated by a small committee within a Board that has never answered to shareholders. The stakes are too high, and the opportunity too urgent, for directors who have never faced a shareholder vote to control the outcome.

Since the handful of Board members fired me without cause, eight total key execution executives, including those responsible for permitting, tenant acquisition, and financial stewardship have departed. Not to mention, Fermi stock was up 38% the five days leading up to my termination and is lower today.

Unfortunately, Fermi’s current cost of capital requires a dual-path process that must include a full-market-value sale or strategic partnership in order to maximize shareholder value. As I’ve stated, the best partners would have a lower cost of capital, expertise and experience in constructing a project of this magnitude, and be a customer, or have one at the table.

I called a special meeting for May 29 to give you the choice of a credible, dual-track process. I recruited four high-quality, independent director candidates with expertise across finance, corporate governance, risk advisory, energy, and capital markets at industry-leading corporations and institutions. I have already designated two industry titans to the Board: Miles Everson and Larry Kellerman. Together with Miles and Larry, the election of these four nominees and myself would give shareholders a new Board majority focused on pursuing all value-maximizing options for the Company.

In response to these steps that will finally give shareholders a role in deciding the future of the company, the Company — often working through an exclusive small Board committee — unleashed a desperate, unprecedented barrage of legal gimmicks to silence you:

●	on May 4, the “Interim Office of the CEO” claimed to cancel the meeting without any authority to do so;

●	on May 7, they refused to hand over shareholder lists in response to our demands under Texas law and SEC rules in order to prevent us from issuing the legally required notice of the meeting and from communicating with shareholders about our validly called meeting;

●	on May 8, they wasted precious Company resources dragging us into federal court — hand-picking a judge in violation of their own charter — to prevent shareholders from exercising their fundamental right to convene and discuss the Special Meeting;

●	despite this blatant forum shopping, the federal court rejected Fermi’s attempt to block the meeting, and Fermi dismissed their own case, preserving the ability to pursue future litigation claiming the meeting was canceled;

●	then, hours after losing in court, a handful of Fermi board members adopted defensive, last-minute bylaw changes that, if allowed to stand, would make it nearly impossible for shareholders to expand the board and seat new directors by adding an unprecedented “insiders’ veto” through a supermajority amendment threshold that allows the incumbent board and their close allies to effectively block our proposals to expand the Board on May 29, and prevent any other attempt to add additional directors at future meetings.

All this amounts to unprecedented entrenchment of a portion of the Board, who are wasting the Company’s hard-earned liquidity and runway on some of the nation’s most expensive legal and PR firms to design and defend these legal tactics, including Quinn Emanuel Urquhart & Sullivan, Paul Weiss, Vinson & Elkins, Baker Botts, and Joele Frank, with new firms retained daily.

Taken together, these actions make one thing perfectly clear: a handful of Board members are resorting to every dirty trick in the book, hoping something sticks. This is a desperate attempt to disguise the fact that they are running scared of true shareholder will. In their bid to prevent the election of new directors at all costs, they are acting to the absolute detriment of the Company itself. Wall Street is taking notice of this entrenchment. As I noted at the beginning of this letter, Evercore’s Nicholas Amicucci is absolutely right: the Board has created a “self-inflicted trust deficit” exactly when we can least afford it.

Because of these desperate, flailing actions, any attempt to move forward with the May 29 meeting will be attacked in yet another lawsuit seeking to subvert your vote. The Board committee wants to sow confusion and chaos because they believe this uncertainty will prevent shareholders from exercising their rights.

Because of this risk, I am pausing my solicitation to elect directors at the May 29 special meeting. I will resume my solicitation only if a court postpones the meeting and remedies the Company’s entrenching actions.

Instead, I will move at Fermi Speed to obtain support from 50% of outstanding shares to call a special meeting of shareholders. If shareholders move quickly, I hope to hold that special meeting on or around June 30. This meeting will be the first opportunity for shareholders to vote on the future of Fermi. At the meeting, shareholders will have the opportunity to vote to elect my seven high-quality board nominees, which will seat a new Board majority that is empowered to take all actions to maximize shareholder value. Given the subset committee of the Board’s relentless and unprecedented entrenchment, I will also ask shareholders to remove and replace some of the current directors.

I am disappointed we could not deliver you a clean victory on May 29. But as I look ahead, I return to the principle that we started with one month ago: Fermi’s owners must decide. I have never been more certain about the future of Fermi because I am committed to ensuring that you, my fellow shareholders and owners of the Company, have a near-term opportunity to elect a new Board majority who will protect our interests and maximize the value of our investment.

Here is my promise: with your support over the coming weeks, the owners will decide the future of Fermi!

          Your fellow shareholder,
          Toby Neugebauer

Important Information

Toby Neugebauer and his affiliated entities, Vicksburg Investments Management LLC and Melissa A. Neugebauer 2020 Trust (collectively with Mr. Neugebauer, the “Fermi Founder Parties”), David A. Daglio, Charles M. Elson, John T. Jimenez, Janet Yang, Sheila Hooda and Juan A. Pujadas (collectively, the “Participants”) intend to file a definitive proxy statement on Schedule 14A, accompanying GREEN agent designations card, and other relevant documents with the SEC in connection with the solicitation of proxies with respect to the solicitation of agent designations for calling a special meeting of shareholders anticipated to be held on or around June 30, 2026 (the “Special Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE GREEN AGENT DESIGNATIONS CARD THAT WILL BE FILED BY THE PARTICIPANTS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The Fermi Founder Parties filed a Schedule 13G with respect to the Company on November 14, 2025, which reported that Mr. Neugebauer beneficially owns 139,016,035 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), Vicksburg Investments Management LLC beneficially owns 44,656,376 shares of Common Stock, and Melissa A. Neugebauer 2020 Trust beneficially owns 94,359,659 shares of Common Stock. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

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